EQUALIZATION AND JOINT OPERATING AGREEMENT
MORGAN COUNTY, TENNESSEE

THIS AGREEMENT made this 7th day of July, 2008.

AMONG:

Montello Resources (USA) Ltd., a body corporate, having an office in the City of Calgary in the Province of Alberta, (hereinafter called "Montello")

PARTY OF THE FIRST PART
- and -

Park Place Energy Corp., a body corporate, having an office in the City of Calgary in the Province of Alberta, (hereinafter called "Park Place")

PARTY OF THE SECOND PART
- and -

Nexgen Petroleum Corp. (formerly Blackrock Petroleum Corp.), a body corporate, having an office in the City of Las Vegas in the State of Nevada, (hereinafter called "Nexgen")

PARTY OF THE THIRD PART
- and -

Austin Developments Corp., a body corporate, having an office in the City of Vancouver in the Province of B.C., (hereinafter called "Austin")

PARTY OF THE FOURTH PART

WHEREAS the parties are or entitled to become the beneficial holders of the lessee's interest in the joint lands and wells more particularly set out and described in Schedule "A"; and,

WHEREAS the parties desire to provide for the manner in which operations will be conducted on the title documents and the joint lands as and from the effective date.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained and subject to the terms and conditions hereinafter set out the parties agree as follows:

1.	DEFINITIONS

In this Agreement, including the recitals, unless the context otherwise requires, the definitions contained in Clause 101 of the Operating Procedure save as amended hereby shall apply hereto. In addition to such definitions in the Operating Procedure the following expressions shall have the respective meanings herein assigned to them, namely:

(a)	"joint lands" means the lands more particularly set out and described and from time to time remaining in Schedule "A";

(b)	"Operating Procedure" means the 1990 CAPL Operating Procedure, including the PASC 1996 Accounting Procedure, attached hereto as Schedule "B";

(c)
"the title documents" means the documents more particularly described in Schedule "A" insofar as they relate to the joint lands and by virtue of which the parties are entitled to drill for, win, take or remove petroleum substances underlying the joint lands and all renewals or extensions thereof or title documents issued hereunder; and

(d)	"party" means a person, firm or corporation which is bound by this Agreement and the Operating Procedure.

2.	CONFLICT OF PROVISIONS

Wherever there is a conflict between this Agreement and the Operating Procedure, the terms and provisions of this Agreement shall prevail and wherever there is a conflict between this Agreement and the title documents, the terms and provisions of the title documents shall prevail.

3.	INTERPRETATION

Whenever the singular or masculine or neuter is used herein, the same shall be construed as meaning plural or feminine or body politic or corporate and vice versa as the context requires.

4.	RIGHT FOR NEXGEN TO EARN AN INTEREST

As between only Montello and Nexgen the under noted terms and conditions shall apply to the obligation of Nexgen to assume and be responsible for Montello’s share of costs and expenses to be incurred on the joint lands after the effective date as follows:

(a) the cumulative sum of monies which Nexgen will bear on Montello’s behalf will be $1,250,000.00 ("Carried Amount") with respect to Montello’s working interest share (as per clause 6 hereof) of any joint expense incurred after the effective date on the joint lands including, but not limited to, drilling, completions, equipping, tie-ins, re-completions and re-works.

(b) Montello as Operator shall have the right to cash call invoice Nexgen for all anticipated expenditures comprising a portion of the Carried Amount and Nexgen agrees to pay such cash call invoices within 15 working days of receipt thereof.

(c) when Nexgen has borne and paid for the Carried Amount it shall have earned from Montello an undivided 15% working interest in leases C. through G. inclusive noted on Schedule "A" including all wells and equipment in, on or related thereto.("the Bowen Block") The parties agree to notify the balance of the parties to this Agreement when such earning has taken place and the effective date thereof.

(d) when the Carried Amount has been expended, with respect to any operation then being conducted but not finished it shall be deemed that both Montello and Nexgen had elected to participate in the balance of such operation pursuant to the terms of the Operating Procedure.

5.	OPTION FOR NEXGEN TO ACQUIRE AN INTEREST

As among only Montello, Austin and Nexgen the under noted terms and conditions shall apply to the possible acquisition by Nexgen from Montello and Austin of additional working interests in the Bowen Block as follows:

(a) anticipated operations to be carried out on the joint lands are the attempted completion of the Bowen #1 and Bowen #2 wells in firstly, a potentially natural gas bearing zone at an approximate depth of 8275 feet subsurface in such wells and, secondly, certain shallower zones at an approximate depth of 2600 feet subsurface in such wells.

(b) after the completion attempts as aforesaid are made and the wells tested, if warranted in accordance with good oilfield practice, for a period of time (minimum of 30 cumulative days) then Nexgen shall at its sole cost, risk and expense commission an engineering report from a mutually agreeable reputable, oil and gas evaluation engineering firm an evaluation of a 100% working interest in the proven and probable oil and gas assets in the Bowen Block and provide each of Montello and Austin with a final copy thereof("the Evaluation") immediately upon receipt by Nexgen. The Evaluation must be prepared using assumptions and methodology guidelines outlined in the Canadian Oil and Gas Evaluation Handbook and in accordance with National Instrument 51-101, Standards for Disclosure for Oil and Gas Activity utilizing a discount rate of 12.5% on future cash flows.

(c) within 30 days of receipt by Montello and Austin of the Evaluation, Nexgen may, but is not obligated, elect in writing to acquire firstly, from Montello an undivided 5% working in the Bowen Block and, secondly, from Austin an undivided 10% working interest in the Bowen Block for a total consideration consisting of two portions as follows:

(i) prorata % dollar amount as calculated from the Evaluation, plus
(ii) prorata % of the sum of $325,000.00 US which is the deemed value of a 100% ownership of the surface on the Bowen Block and a house located thereupon.

If Nexgen fails in a timely fashion to advise Montello and Austin of its intent to acquire the working interests as aforesaid then its right to do so shall irrevocably be terminated. The right to acquire granted to Nexgen by Montello and Austin by virtue of this clause 5. is not assignable by Nexgen to any third party without the express written consent of both Montello and Austin.

(d) if Nexgen does elect to acquire additional working interests from each of Montello and Austin as set out in sub-clause 5.(c) hereof, then the parties will endeavour on a good faith basis to close the related Purchase and Sale of working interests in the Bowen Block within 30 days of the date of Nexgen’s election to acquire. The parties agree to utilize the 2000 CAPL Transfer Procedure in any final documentation in that regard including any other mutually agreeable amendments or additional provisions that are normally found in documents of this nature within the oil and gas industry. Upon closing of these purchases the parties shall jointly advise Park Place of the new interests in the Bowen Block.

(e) if Nexgen either fails to or elects not to commission the Evaluation contemplated by Subclause 5.(b) hereof within 30 days after the final completion attempts and subsequent production testing, if any, then Nexgen shall have no further right to acquire an interest pursuant to the provisions of this clause.

6.	WORKING INTERESTS

Prior to the possible earning of or acquisition of an additional working interest by Nexgen pursuant to the provisions of either or both of clauses 4. and 5. hereof, the initial working interests of the parties in the title documents, the joint lands, listed wells, the petroleum substances and in the operations to be carried out pursuant to this Agreement are as follows:

(a) with respect to leases C. through G. inclusive so noted on Schedule "A"

Park Place	5%
Montello	55%
Austin	40%

(b) with respect to the balance of the leases on Schedule "A"

Park Place	5%
Montello	35%
Austin	30%
Nexgen	30%

(hereinafter called "the working interests")

7.	WARRANTY OF TITLE

No party warrants title to its working interest in the joint lands and the title documents but each does covenant that it has complied with the terms of the title documents to the extent necessary to keep them in full force and effect, has good right, full power and authority to enter into this Agreement and each represents that it has not as of the effective date hereof received any notice of default in respect thereof.

8.	ENCUMBRANCES

If the working interest of any party in the joint lands hereafter shall become encumbered by any royalty, production payment or other charge of a similar nature, other than the present encumbrances as set out in Schedule "A", such royalty, production payment or other charge shall be charged to and paid entirely by the party whose interest is or becomes thus encumbered and such party shall

(a)
ensure that royalty, production payment or other charge of a similar nature shall either be terminated upon that party ceasing to have an interest in the joint lands so encumbered or be assumed by the transferee to which such party transfers its interest, as the case may be; and,

(b)
indemnify the other parties from and against all suits, demands, claims, damages, expenses or any other proceeding whatsoever which the other parties may pay, sustain or incur by virtue of such party's failure to carry out its obligations under this clause.

In the event that any party is required to surrender, relinquish, quit claim or forfeit its interest by virtue of the operation of any term or condition of this Agreement or the Operating Procedure, such party shall not create any further encumbrance, nor implement any means by which a further encumbrance may be created against its interest in the joint lands, wells or production taken therefrom, subsequent to the initial date upon which the term or condition requiring such surrender, relinquishment, quit claim or forfeiture became operative. During the term of this Agreement, no party shall do or cause to be done any act nor make or cause to be made any omission whereby the joint lands become encumbered in such a way as to adversely affect the interest of the other parties, or become subject to termination or forfeiture.

9.	EFFECTIVE DATE

The effective date for this Agreement shall be deemed to be as of the 7th day of July A.D., 2008.

10.	OPERATING PROCEDURE

As of the effective date the Operating Procedure shall be deemed to have come into full force and effect with respect to the title documents and the joint lands, without any further execution by the parties, and thenceforth shall govern the relationship of the parties in accordance with their respective working interests with respect to all operations conducted in connection with the exploration, development and maintenance of the joint lands for the production of petroleum substances.

11.	OPERATOR

Montello is hereby appointed the initial Operator under the Operating Procedure to conduct operations on the joint lands for the parties and Montello hereby accepts such appointment.

12.	ALLOCATION OF INCENTIVES, GRANTS AND CREDITS

All incentives, grants and credits allowable under the applicable regulations which incentives or grants or credits are generated by operations conducted on the joint lands pursuant to this Agreement shall be allocated among the parties in accordance with their respective percentage of participation in such operation.

13.	PLANT PARTICIPATION

Other than a production facility proposed pursuant to Clause 1021 of the Operating Procedure, if at any time during the term of this Agreement a party (hereinafter referred to as the "proposing party") wishes to construct or participate in the construction of any plant, battery or other facility, including pipelines, for the treating, processing or transportation of petroleum substances produced pursuant hereto; it shall so notify the other parties in writing giving sufficient particulars thereof to enable the other parties to evaluate such project and affording to the other parties the opportunity to participate in such construction and the ownership in such plant, battery or other facility to the extent of their shares of production to be treated, processed or transported in such facility.

14.	AREA OF MUTUAL INTEREST

All of the terms and provisions of that certain letter of agreement among the parties hereto dated as of April 11, 2008 which established an Area of Mutual Interest amongst them shall remain in full force and effect save and except that any joint acquisitions made pursuant to the terms thereof shall be made subject to the Operating Procedure attached hereto rather than the Operating Procedure attached to a certain Farmout and Participation Agreement dated March 10, 2008.

15.	SUPERSESSION

The terms of this Agreement express and constitute the entire agreement between the parties and no implied covenant or liability of any kind is created or shall arise by reason of these presents of anything in this Agreement contained. This Agreement supersedes and replaces all previous agreements whether written or oral, memoranda or correspondence between the parties with respect only to the subject matter of this Agreement ,in particular, the under noted

(a) Farmout and Participation Agreement dated March 10, 2008 among all the parties respecting the drilling of the Southeast #1 and Southeast #2 wells.
(b) Farmout and Participation Agreement dated April 11, 2008 among all the parties respecting the drilling of the Lavender #1 well.

(c) Farmout Agreement dated March 6, 2006 between Montello and Austin respecting the drilling of the Bowen #2 well.
(d) Participation Agreement dated August 8, 2007 between Montello and Park Place (originally Great Northern Oilsands Inc.) respecting the drilling of the Bowen #2 well.

Notwithstanding such superseding and replacement as detailed above, nothing shall be construed so as to release, diminish or discharge any party from any debt and/or obligation to any other party that arose or accrued under some or all of those agreements prior to the effective date hereof.

16.	FURTHER ASSURANCES

Each of the parties hereto shall and will from time to time and at all times hereinafter at the request of any party, execute such further assurances of this Agreement as are reasonably required to give effect hereto.

17.	PROPER LAW

This Agreement and the Operating Procedure attached hereto and the relationship between the parties shall be construed and determined according to the laws of the Province of Alberta and the courts having exclusive original jurisdiction with respect to any matter or thing arising directly or indirectly relating to this Agreement or the Operating Procedure shall be the courts of the Province of Alberta.

18.	SUCCESSORS AND ASSIGNS

This Agreement shall enure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

19.	LIMITATIONS ACT

The two-year period for seeking a remedial order under section 3(1)(a) of the Limitations Act, S.A. 2000 C. L-12, as amended, for any claim ( as defined in that Act ) arising in connection with this Agreement is extended :

(a) for claims disclosed by an audit, two (2) years after the time this Agreement permitted that audit to be performed; or
(b) for all other claims, four (4) years.

20.	CONTROL OF WELL INSURANCE

To the extent of the respective cost sharing interests the parties agree to be covered by Operator’s Control of Well Insurance and Operator agrees to make suitable arrangements in that regard. The parties agree to bear and pay for their respective shares of such insurance coverage at cost.

21.	MISCELLANEOUS

(a) Time shall be of the essence in this Agreement.

(b) No amendment or variation of the provisions of this Agreement shall be binding upon any party unless and until it is evidenced in writing executed by the parties.

(c) The parties shall from time to time and at all times do all such further acts and execute and deliver all such further deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

(d) This Agreement shall enure to the benefit of and be binding upon the respective administrators, trustees, receivers, successors and assigns of the parties. An assignment of interest made by any Party hereto shall be made pursuant to all of the terms and conditions of the 1993 CAPL Assignment Procedure which shall be deemed to be incorporated herein in its entirety.

(e) The terms and conditions of this Agreement express and constitute the entire agreement among the Parties with respect to the joint lands and the Title Documents.

(f) This Agreement may be executed in counterpart and all executed counterparts taken together shall constitute one agreement.

IN WITNESS WHEREOF THE PARTIES have duly executed this Agreement as of the day and year first above written.

MONTELLO RESOURCES (USA) LTD.	PARK PLACE ENERGY CORP.

Per:____________________________	Per:__________________________

AUSTIN DEVELOPMENTS CORP.	NEXGEN PETROLEUM CORP.

Per:____________________________	Per:________________________

Counterpart execution page to an Equalization and Joint Operating Agreement dated July 7, 2008 among Montello Resources (USA) Ltd., Nexgen Petroleum Corp., Austin Developments Corp. and Park Place Energy Corp.

SCHEDULE "A"

Attached to and made a part of
Equalization and Joint Operating Agreement dated July 7, 2008 among Montello Resources (USA) Ltd., Park Place Energy Corp.,
Austin Developments Corp. and Nexgen Petroleum Corp.

title documents	joint lands	encumbrances	well(s) on joint lands
A. Oil and Gas Lease dated Dec-22-2007 between Southeast Ventures, Inc., as lessor and Montello Resources (USA) Ltd., as lessee located in Morgan County, Tennessee	All PNG within, upon or under the title documents containing 164 acres more or less	Lessor Royalty of 16%	Morgan Southpoint #3 (aka Southeast #1) and Morgan Southpoint #4 (aka Southeast #2)
B. Oil and Gas Lease dated Mar-25-2008 between Robert and Kathy Lavender, as lessors and Montello Resources (USA) Ltd., as lessee located in Morgan County, Tennessee	All PNG within, upon or under the title documents containing 120 acres more or less	Lessor Royalty of 16%	Morgan Southpoint #5 (aka Lavender #1)
C. Ownership in fee title of lands formerly held by John Bowen	All PNG, minerals and all surface rights containing 100 acres more or less	nil	Bowen #1 and Bowen #2
D. Mortgage held against the Stephen Howard lands which may be convertible into an interest in a PNG lease	All PNG in 50 acres more or less	n/a as of the date hereof	Nil
E. Oil and Gas Lease dated _______ between John Sampley, as lessor and Montello Resources (USA) Ltd., as lessee located in Morgan County, Tennessee	All PNG within, upon or under the title documents containing 158 acres more or less	Lessor Royalty of 12.5%	Nil
F. Oil and Gas Lease dated _______ between Len Slack, as lessor and Montello Resources (USA) Ltd., as lessee located in Morgan County, Tennessee	All PNG within, upon or under the title documents containing 253 acres more or less	Lessor Royalty of 16%	Nil
G. Oil and Gas Lease dated _______ between Elmer Howard, as lessor and Montello Resources (USA) Ltd., as lessee located in Morgan County, Tennessee	All PNG within, upon or under the title documents containing 459 acres more or less	Lessor Royalty of 12.5%	Nil